EXHIBIT F

[Letterhead of Nagashima Ohno & Tsunematsu]

CONSENT

Nagashima Ohno & Tsunematsu hereby consents to the use of its name as it appears under the caption “VALIDITY OF SECURITIES” in the Prospectus constituting a part of, and under the caption “AGREEMENT TO PROVIDE LEGAL OPINION” in Part II of, the Registration Statement filed by The Japan Finance Corporation and Japan with the United States Securities and Exchange Commission, under the United States Securities Act of 1933, as amended, on February 13, 2009.

Dated: February 13, 2009

Nagashima Ohno & Tsunematsu

By	/s/ Tsutomu Hashimoto
Tsutomu Hashimoto